EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record December Sales of $375.0 Million, an Increase of 41.2%
Same Store Sales Increased 32.8%
Raises Fourth Quarter EPS Guidance

Warrendale, PA, January 5, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced sales results for the December 2004 period. Due to the recent disposition of the Bluenotes business, all sales data for all periods reflect only the American Eagle business.

Total sales for the month ended January 1, 2005 increased 41.2% to $375.0 million, compared to $265.5 million for the month ended January 3, 2004. Comparable store sales increased 32.8% for the December period.

Total sales for the eleven month period ended January 1, 2005 increased 31.0% to $1.772 billion from $1.352 billion for the comparable period ended January 3, 2004. Comparable store sales increased 21.4% for the eleven month period.

Based on strong December results, the company is raising its fourth quarter earnings guidance to a range of $1.30 to $1.31 per share, from continuing operations. The company's guidance excludes the charge of $0.08 to $0.11 per share from discontinued operations related to the disposition of the Bluenotes business. The company's previous fourth quarter EPS guidance was $1.08 to $1.10 from continuing operations.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 780 AE stores in 49 states, the District of Columbia and Puerto Rico, and 69 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our fourth quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857